Exhibit 99.1

Gap Inc. Announces New CEO
Disney Executive Paul Pressler Named President and CEO of Gap Inc.

SAN FRANCISCO — September 26, 2002 — Gap Inc. (NYSE:GPS) today announced that Paul Pressler, a 15-year veteran of The Walt Disney Company and Chairman of its global theme park and resorts division, has been named President and Chief Executive Officer of Gap Inc., effective immediately.

Mr. Pressler, 46, succeeds outgoing CEO Millard S. Drexler, who announced in May his plans to retire as soon as his replacement was hired.

Commenting on the announcement, Gap Inc. Chairman and Founder Donald Fisher said: “We conducted a comprehensive search for new leadership and were compelled by Paul’s track record and depth of experience in marketing one of the world’s most beloved brands.

“Paul knows how to lead creative, customer-focused organizations and manage and grow complex businesses both in the United States and internationally,” Mr. Fisher said. “We are incredibly pleased with the outcome of our search and are greatly looking forward to having Paul lead the company.”

Mr. Fisher said he intends to recommend to Gap Inc.’s Board of Directors that Mr. Pressler be appointed a director.

As chairman of Disney’s world-renowned theme parks and resorts, Mr. Pressler was responsible for the growth, brand development and operations of Disney’s six US-based theme parks in California and Florida, and four international sites in Paris and Tokyo, as well as for the development of Disney’s eleventh theme park in Hong Kong. With revenues of over $6 billion, the division also includes more than 22 hotels, two cruise ships and Walt Disney Imagineering, the division that creates, designs and builds these assets.

Previously, Mr. Pressler served as president of the Disneyland Resort in Anaheim, Calif., where he led the complex expansion of Disney’s original theme park and a massive urban renewal of the Anaheim area. Mr. Pressler came to Disneyland from The Disney Stores, where he was president for three years. During his tenure, The Disney Stores grew from 160 to 335 in eight countries around the world.

Of his appointment, Mr. Pressler commented, “I am honored to have the opportunity to lead the many talented people at Gap Inc. Together, we will continue the great legacy of the Gap, Old Navy and Banana Republic brands, while creating a new and exciting vision of the future.”

Mr. Pressler started at Disney in 1987 as Senior Vice President, Product Licensing, and was promoted to Senior Vice President, Consumer Products, in 1990. Prior to joining Disney, he held various branding and marketing positions at Remco Toys, Mego Toys and Kenner-Parker.

The search was conducted by Herbert Mines Associates and Heidrick and Struggles.

# # #

Media Relations: Alan Marks, 415-427-6561
Investor Relations: Evan Price: 650-874-2021

Gap Inc. is a leading international specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic and Old Navy brand names. Fiscal 2001 sales exceeded $13.8 billion. As of August 31, 2002, Gap Inc. operated 4,263 store concepts (3,142 store locations) in the United States, the United Kingdom, Canada, France, Japan and Germany. In the United States, customers also may shop the company’s online stores at gap.com, BananaRepublic.com and oldnavy.com.